SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.____)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss240.14a-11(c) or ss240.14a-12

                                   H.T.E, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

    ...........................................................................

2)  Aggregate number of securities to which transaction applies:

    ...........................................................................

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ...........................................................................

4) Proposed maximum aggregate value of transaction:

    ...........................................................................

5) Total fee paid:

    ...........................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount Previously Paid:

    ...........................................................................

   2)   Form, Schedule or Registration Statement No.:

    ...........................................................................

   3)   Filing Party:

    ...........................................................................

   4)   Date Filed:

    ...........................................................................

                                  H.T.E., INC.
                           1000 Business Center Drive
                            Lake Mary, Florida 32746

April 9, 1998



Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of H.T.E., Inc. (the "Company"). The Annual Meeting will be held in Crystal Room D on Wednesday, May 13, 1998 at 11:00 a.m. at the Renaissance Orlando Resort located at 6677 Sea Harbor Drive, Orlando, Florida.

         Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

         Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you will of course have that opportunity.

         On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

         We look forward to seeing you at the Annual Meeting.

                                                Sincerely,

                                                DENNIS J. HARWARD
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                  H.T.E., INC.
                           1000 Business Center Drive
                            Lake Mary, Florida 32746

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 13, 1998

To Our Shareholders:

         The Annual Meeting of Shareholders of the Company will be held in Crystal Room D on Wednesday, May 13, 1998, at 11:00 a.m., in the Renaissance Orlando Resort located at 6677 Sea Harbor Drive, Orlando, Florida for the following purposes, as described in the attached Proxy Statement:

1. To elect two members to the Company's Board of Directors to hold office until the 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

2. To consider and act upon a proposal to ratify the Company's 1997 Employee Stock Purchase Plan.

3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 8, 1998 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

                         By Order of the Board of Directors,

                         L. A. Gornto, Jr.
                         Executive Vice President, Secretary and General Counsel

Lake Mary, Florida
Date: April 9, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                                  H.T.E., INC.

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF SHAREHOLDERS
                             TO BE HELD MAY 13, 1998

         This Proxy Statement has been prepared and is furnished by the Board of Directors of H.T.E., Inc., a Florida corporation (the "Company") in connection with the solicitation of proxies for use at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 11:00 a.m. in Crystal Room D on Wednesday, May 13, 1998, at the Renaissance Orlando Resort located at 6677 Sea Harbor Drive, Orlando, Florida and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice of meeting.

         It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about April 15, 1998. The Company's Annual Report, including audited financial statements for the fiscal year ended December 31, 1997, is being mailed or delivered concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material. The Company's principal executive offices are located at 1000 Business Center Drive, Lake Mary, Florida 32746.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Secretary of the Company at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile transmission without additional compensation in respect therefor. The Company will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

                  (1) To elect two members to the Company's Board of Directors to hold office until the 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

                  (2) To consider and act upon a proposal to ratify the Company's 1997 Employee Stock Purchase Plan;

                  (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Shares represented by a properly executed proxy received in time to permit its use at the Annual Meeting and any adjournments or postponements thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted
(a) FOR the election of all nominees for director, (b) FOR the proposal to ratify the 1997 Employee Stock Purchase Plan, and (c) in the discretion of the proxy holders as to any other matter which may properly come before the Annual Meeting.


                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors has set the close of business on April 8, 1998 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 7,849,728 shares of Common Stock issued and outstanding, all of which are entitled to be voted on each matter to be presented at the Annual Meeting on the basis of one vote for each share held. A majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

         In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker or nominee non-votes (instances where brokers or nominees are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) are not. As to all matters to be voted on by shareholders at the Annual Meeting, abstentions and broker or nominee non-votes have no legal effect on whether a matter is approved. Directors or nominees are elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is required for the ratification of the 1997 Employee Stock Purchase Plan and any other matter that may be submitted to the vote of the shareholders.

         As of the Record Date, the directors and executive officers of the Company beneficially owned Common Stock representing 47.9% of the issued and outstanding shares of voting stock. Such persons have informed the Company that they intend to vote all of their shares of Common Stock in favor of all proposals set forth in this Proxy Statement.

         You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of April 8, 1998, with respect to the beneficial ownership of the Company's Common Stock by:
(i) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

                                               SHARES         PERCENTAGE OF
NAME AND ADDRESS OF                         BENEFICIALLY       OUTSTANDING
BENEFICIAL OWNER(1)(2)                        OWNED(3)         SHARES OWNED
----------------------                        --------         ------------
Dennis J. Harward                             1,856,899            23.7

Jack L. Harward                               1,252,577            16.0

BancBoston Ventures, Inc.                       786,216            10.0
       175 Federal Street, 10th floor
       Boston, Massachusetts 02110

Meridian Venture Partners(4)                    569,178             7.3
       259 Radnor Chestor Road-Suite 140
       Radnor, Pennsylvania 19087

Bernard B. Markey(5)                            569,178             7.3
Ronald E. Goodrow(6)                             84,800             1.1
Daniel E. Catan(7)                               58,714              *
Susan D. Falotico(8)                              5,435              *
Raymond Ambrose(9)                                2,500              *
All executive officers and directors
       as a group (9 persons)                 3,936,603            50.1

----------------------------------
*  Less than one percent.

(1) Except as otherwise noted, and subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to all securities owned by such person.

(2) Unless otherwise noted, the address of each person or entity listed is H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32764.

(3) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof either from the exercise of options or from the conversion of a security.

(4) Bernard B. Markey, a director of the Company, Robert E. Brown, Jr., Esq. and Raymond R. Rafferty, Jr. serve as the general partners of this Pennsylvania limited partnership and hold in the aggregate an approximately 1% partnership interest.

(5) Represents shares held by Meridian Venture Partners, a limited partnership of which Mr. Markey is one of three general partners who share voting and investment power.

(6) Includes 58,300 shares of Common Stock that Mr. Goodrow may acquire within 60 days upon exercise of stock options.

(7) Includes 58,600 shares of Common Stock that Mr. Catan may acquire within 60 days upon exercise of stock options.

(8) Represents 5,300 shares of Common Stock that Ms. Falotico may acquire within 60 days upon exercise of stock options.

(9)      Includes 2,500 shares Mr. Ambrose holds jointly with his wife.

           I. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION NOMINEES

         The Company's Articles of Incorporation and Bylaws provide that the number of directors shall be a minimum of three and a maximum of nine, which number is fixed from time-to-time by the Board of Directors. The number of directors is currently fixed at six. The Company's Articles of Incorporation further provides that the Board of Directors shall consist of three classes of directors, as nearly equal in number as possible, to serve in staggered terms of office for three years. Each director elected at the Annual Meeting will serve for a term expiring at the 2001 Annual Meeting of Shareholders or until his successor has been duly elected and qualified.

         Mr. Jack L. Harward and Mr. Raymond Ambrose have been nominated as the directors to be elected by the shareholders at this Annual Meeting, and proxies will be voted for Messrs. Jack L. Harward and Raymond Ambrose, absent contrary instructions.

         The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that a nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominee, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR DIRECTORS.

EXECUTIVE OFFICERS AND DIRECTORS

         The Executive officers and directors of the Company are as follows:

NAME                                          AGE       POSITION
----                                          ---       --------
Dennis J. Harward                              41       Director (Chairman), President and Chief Executive Officer
Jack L. Harward                                66       Executive Vice President, Assistant Secretary, Assistant Treasurer,
                                                        and Director
Bernard B. Markey                              33       Director
Raymond Ambrose                                51       Director
L.A. Gornto, Jr.                               55       Executive Vice President, Secretary and General Counsel
Susan D. Falotico                              35       Vice President, Treasurer and Chief Financial Officer
Ronald E. Goodrow                              46       Vice President-Operations
Daniel E. Catan                                42       Vice President-Chief Marketing officer
Charlotte B. Hill                              42       Vice President-Research and Development


         Mr. Dennis J. Harward founded the Company in 1981 and has served as its President and Chief Executive Officer, Chairman of the Board and a Director since inception of the Company. From 1978 to 1980, he was employed by Southeastern Academy, a private educational institution, where he was responsible for developing its initial management information systems environment and implementing "mid-range" relational database systems. From 1980 through 1981, he was employed as a consultant at an oil and gas company where he was responsible for coordinating large-scale conversion of applications to a relational database environment. Dennis J. Harward is the son of Jack L. Harward.

         Mr. Jack L. Harward joined the Company in 1983 and since that time has served as an Executive Vice President and a Director of the Company. During November 1997, he was also appointed Assistant Secretary and Assistant Treasurer. Mr. Harward also serves as the Chief Operating Officer of HTE-Bellamy, Ltd., a wholly-owned subsidiary of the Company. From 1978 to 1983, Mr. Harward was employed by Seminole County, Florida, where he served as Information Systems Director. From 1974 to 1978, Mr. Harward was responsible for systems development-information technology management at Pepsi-Cola, Inc., a food and beverage company. Jack L. Harward is the father of Dennis J. Harward.

         Raymond Ambrose was appointed as a member of the Company's Board of Directors in November 1997. Since 1984, Mr. Ambrose has been the President of Air Orlando, Inc., Orlando, Florida, an aviation company with aircraft charter, maintenance, sales and flying school divisions. From 1981 until 1987, Mr. Ambrose served as the Mayor of the City of Altamonte Springs. From 1971 until 1981, Mr. Ambrose was employed by the Altamonte Springs Police Department as a Rank Lieutenant.

         Mr. Bernard B. Markey has been a Director of the Company since 1995. Mr. Markey has been employed since 1988 with Meridian Venture Partners, a privately-held venture capital fund and has been a General Partner of the fund since 1995. Mr. Markey also serves on the Board of Directors for several privately-held companies.

         Mr. L.A. Gornto, Jr. joined the Company in January 1997 and serves as an Executive Vice President, Secretary and General Counsel. From January 1997 until November 1997, he served as the Company's Chief Financial Officer. Since 1988, Mr. Gornto has been engaged in the private practice of law in central Florida and provided legal services to the Company as General Counsel. From 1985 to 1987, Mr. Gornto served as Senior Vice President-Finance and Chief Financial Officer of Jerrico, Inc., formerly a publicly-traded company and holding company of Long John Silvers, a seafood restaurant chain. From 1977 to 1985, he was engaged in the private practice of law and also served as a management consultant. From 1968 to 1977, he served as Executive Vice President and Chief Financial Officer and a director of Red Lobster Restaurants, a seafood restaurant chain and formerly a subsidiary of General Mills, Inc. Mr. Gornto is an attorney-at-law and certified public accountant licensed in the states of Florida and Georgia and holds an L.L.M. degree from Emory University School of Law.

         Ms. Susan D. Falotico joined the Company in 1995 and serves as Vice President, Treasurer and in November 1997 was also appointed Chief Financial Officer. From 1995 to November 1997, Ms. Falotico served as the Company's Vice President-Controller and Chief Accounting Officer. From 1988 to 1995, Mrs. Falotico served as Controller of the Newtrend Division of EDS, Inc., a systems integration company, where she headed the Financial Accounting and Corporate Planning Department. From 1986 to 1988, Ms. Falotico was a Financial Analyst for ISI, a division of Mars, Inc., a food company, where she was responsible for monthly financial reporting and for coordinating a $70 million budget.

         Mr. Ronald E. Goodrow joined the Company in 1988, and currently serves as its Vice President-Operations. From 1987 to 1988, he was employed by GCC Beverage Corporation, where he was Vice President of Information Systems. From 1980 to 1987, he was Vice President of Dynamic Control Corporation (Baxter Travenol), a healthcare company.

         Mr. Daniel E. Catan joined the Company in July 1996 and currently serves as Vice President-Chief Marketing Officer. From 1991 to 1996, he was employed by Atlanta Centennial Olympic Properties as its Vice President of Marketing, where he was responsible for creating sponsorship packages to raise revenues for the 1996 Summer Olympic Games. Mr. Catan was also responsible for managing the sales negotiation and sponsor support departments. From 1977 to 1991, he was employed by IBM Corporation, a computer manufacturer, in its Sales, Marketing and Business Management Department where he was responsible for developing sales personnel, managing field business units, creating its software and services business unit and national cross-industry strategies and producing the launch of the AS/400 system in the Southeast.

         Ms. Charlotte B. Hill joined the Company in February 1997 and currently serves as its Vice President-Research and Development. From 1979 to 1996, Ms. Hill was employed by IBM Corporation, and ISSC, a wholly-owned subsidiary of IBM. During the period 1991 to 1996, Ms. Hill served as a Consulting and Services Executive responsible for profit and loss, revenue growth, strategy development, and management of field systems integration. From 1984 to 1992, Ms. Hill served in various sales and technical management capacities.

         The Company's Articles of Incorporation provide for the Board of Directors to have a minimum of three and a maximum of nine directors, which number is fixed from time to time by the Board of Directors. The number of directors is currently fixed at six. The Articles of Incorporation further provide that the members of the Board be divided into three classes, as nearly equal in number as possible, to serve in staggered terms of office for three years. The number of members comprising the Board presently is four. Messrs. Jack L. Harward and Raymond Ambrose, as Class II directors, serve until this 1998 Annual Meeting of Shareholders, and Messrs. Dennis J. Harward and Bernard
B. Markey, as Class III directors, serve until the 1999 Annual Meeting of Shareholders. Mr. Markey and Peter R. Roberts (a director-appointee of BancBoston Ventures, Inc.) both Class I directors, resigned from the Board in November 1997 and Mr. Markey was subsequently re-appointed to the Board as a Class III director. There are two vacancies in Class I which, pursuant to the Company's Articles of Incorporation and Bylaws, may be filled by majority vote of the Board of Directors. The Company has not yet identified candidates to fill the vacancies. In the event these vacancies are filled, the term of the Class I directors would expire at the 2000 Annual Meeting of Shareholders or until their successors were duly elected and qualified. The Company's officers serve at the discretion of the Board of Directors and are elected by the Board annually.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors and greater than ten percent shareholders (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and NASDAQ. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 1997, all the Reporting Persons complied with all applicable filing requirements except that an initial statement of beneficial ownership for Raymond Ambrose, a director, was filed late.


MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company held 6 meetings during its fiscal year ended December 31, 1997 and took action 17 times by written consent. The Board has an Audit Committee and a Compensation Committee, each of which met twice during the fiscal year ended December 31, 1997. The Company does not have a nominating committee. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees of which they are members.

         The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent accountants. The Audit Committee is currently comprised of Bernard B. Markey and Raymond Ambrose.

         The Compensation Committee administers the Company's compensation programs and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee is currently comprised of Bernard B. Markey and Raymond Ambrose.

COMPENSATION OF DIRECTORS

         The Company reimburses all directors for the expenses incurred in attending meetings of the Board of Directors. Directors who are officers of the Company receive no additional compensation for service as directors. In November, 1997, pursuant to the Company's 1997 Executive Incentive Stock Option Plan, the Company granted to Mr. Ambrose an option to acquire 5,000 shares of Common Stock. The option has an exercise price of $17.13 per share and vests over a five year period.

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid by the Company for services performed on the Company's behalf during the fiscal years ended December 31, 1997 and 1996 and the fiscal year ended March 31, 1996 with respect to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer who served as such on December 31, 1997, and whose total annual salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000 (the "Named Executive Officers").


                                                                                                   LONG-TERM
                                                                   ANNUAL COMPENSATION (1)        COMPENSATION
                                                      ----------------------------------------       AWARDS
                                                                                                 -------------
                                                                                                   SECURITIES
                                       FISCAL                                     OTHER ANNUAL     UNDERLYING         ALL OTHER
NAME AND PRINCIPLE POSITION             YEAR           SALARY (10)   BONUS (2)   COMPENSATION(3)    OPTIONS(#)         COMPENSATION
---------------------------            ------          -----------   --------    ---------------    ----------         ------------
Dennis J. Harward                      12/31/97         $260,417      $140,000          $35,883          0            $7,813(4)
       Chairman, President and Chief   12/31/96          200,000        62,157           25,830          0             3,190(4)
       Executive Officer                3/31/96          175,000        78,794           34,440          0             2,250(4)

Jack L. Harward                        12/31/97          148,438        68,476           35,883          0             4,453(4)
       Executive Vice President        12/31/96          142,500        38,487           25,830          0             5,820(4)
                                        3/31/96          142,000        93,980           34,440          0             2,250(4)

Daniel E. Catan(8)                     12/31/97          156,250        75,000                0          0           198,678(5)
       Vice President-Chief            12/31/96           68,750        22,240                0     53,000(6)         81,826(7)
       Marketing Officer                3/31/96                0             0                0          0

Ronald E. Goodrow                      12/31/97          140,000        60,000                0          0             4,013(4)
       Vice President-Operations       12/31/96          120,000        26,100                0          0             5,080(4)
                                        3/31/96          120,000        45.698                0          0             3,680(4)

Susan D.  Falotico(9)                  12/31/97           99,375        50,755                0          0             2,981(4)
       Vice President-Chief Financial  12/31/96           90,000        11,880                0          0             1,820(4)
       Officer                          3/31/96           16,120             0                0          0                    0


(1) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the Named Executive Officers. The aggregate amount of such compensation for each Named Executive Officer is less than 10% of the total annual salary and bonus.

(2) The Company has had a policy of granting discretionary annual bonuses to its executive officers and employees based primarily on certain performance criteria. The Board of Directors intends to continue this policy in the future. See "-Annual Incentive Compensation Bonuses."

(3) Represents special compensation paid pursuant to an agreement dated November 9, 1994 which provides for approximately $2,333 per month for each of Messrs. D. Harward and J. Harward until March 31, 1998.

(4) Represents matching contributions to the accounts of the Named Executive Officers under the Company's 401(k) savings plan.

(5) Includes $193,991 in sales commissions and $4,687 in matching contributions to Mr. Catan's account under the Company's 401(k) savings plan.

(6) Represents an option granted in 1996 that is exercisable at $1.81 per share until June 30, 2001.

(7) Represents $52,526 for relocation moving expenses and $29,300 for commissions.

(8)      Mr. Catan's employment began July 1, 1996.

(9)      Ms. Falotico's employment began December 29, 1995.

(10) During the calendar year ended December 31, 1997, the Company changed its payroll schedule which created an additional pay period accounting for the variance in the base salaries shown above compared to the amounts discussed under "-Employment Agreements and Change in Control Agreements."

STOCK OPTIONS GRANTED IN FISCAL 1997

         The following table sets forth certain information concerning grants of options made during fiscal 1997 to the Named Executive Officers.



                        NUMBER OF        PERCENT                                         POTENTIAL REALIZABLE VALUE
                        SECURITIES       OF TOTAL                                          AT ASSUMED ANNUAL RATES
                        UNDERLYING     OPTIONS/SARS                                      OF STOCK PRICE APPRECIATION
                         OPTIONS/       GRANTED TO    EXERCISE                                FOR OPTION TERM(1)
                           SARS         EMPLOYEES      OR BASE       EXPIRATION          ---------------------------
        NAME            GRANTED(#)       IN 1997    PRICE($/SH)(2)      DATE                 5%($)          10%($)
        ----            ----------     ------------   ---------      -----------             -----          ------
Daniel E. Catan           53,000           10%        $   9.43        2/6/2002         $    637,873    $    804,917
                          10,000            2%           11.88       6/22/2002              803,598       1,014,042

Ronald E. Goodrow         79,500           15%            9.43        2/6/2002            1,205,397       1,521,062

Susan D. Falotico         26,500            5%            9.43        2/6/2002              401,799         507,021



(1) The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates set by the SEC, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the Common Stock.

(2)      Fair market value as of the date of grant.

AGGREGATE STOCK OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         The following table sets forth certain information concerning option exercises in fiscal 1997, the number of stock options held by the Named Executive Officers as of December 31, 1997 and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.


                                                           NUMBER OF UNEXERCISED                  VALUE OF UNEXERCISED IN-THE-
                                                           OPTIONS/SARS HELD AT                   MONEY OPTIONS/SARS AT FISCAL
                           NUMBER OF                          FISCAL YEAR END(#)                          YEAR END(1)
                        SHARES ACQUIRED      VALUE    ----------------------------------      -------------------------------------
        NAME             ON EXERCISE(#)   REALIZED($)   EXERCISABLE       UNEXERCISABLE             EXERCISABLE        UNEXERCISABLE
        ----              --------------  -----------   -----------       -------------             -----------        -------------
Daniel E. Catan                0               0          63,600              52,400                 $1,123,812           $479,968
Ronald E. Goodrow              0               0          58,300              21,200                    659,956            239,984
Susan D. Falotico              0               0           5,300              21,200                     59,956            239,984


(1) The closing sale price for the Company's Common Stock as reported by the NASDAQ National Market System on December 31, 1997 was $20.75. Value is calculated by multiplying (a) the difference between $20.75 and the option exercise price by (b) the number of shares of Common Stock underlying the option.


EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

         Effective February 1997, the Company entered into employment agreements with Dennis J. Harward, the Company's President, Chief Executive Officer and Chairman of the Board and Jack L. Harward, the Company's Executive Vice President. These agreements with Messrs. D. Harward and J. Harward provide for base salaries of $250,000 and $142,500, respectively, to be reviewed annually by the Board of Directors. Each of the agreements is for a term of three years, which automatically renews for successive one-year periods. The agreements also provide that, upon the termination of the executive's employment or death, mental or physical incapacity, illness or disability, the Company will pay to the executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and a pro rata portion of the incentive compensation for such period. The Company has the right to terminate the agreements for "Cause" (as defined), and shall be obligated to pay to the executive base salary to the date of termination. In the event either executive is terminated without Cause, the Company must pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and the executive's base salary for a period of 12 months as well as continue to provide the executive with incentive compensation and the other benefits under the agreement for the same period. Additionally, upon termination without Cause the Company must pay to each executive a single lump sum payment equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans. These agreements also provide that Messrs. D. Harward and J. Harward may receive stock options pursuant to the Company's Executive Incentive Plan. Each of the employment agreements contain confidentiality provisions and also prohibit the executives from competing with the Company during the term of the agreement, and for two years thereafter. At any time, the executives have the right to resign and terminate the agreement upon 60 days' notice. Upon such resignation, the Company must pay to such executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

         Effective February 1997, the Company also entered into severance agreements with Dennis J. Harward and Jack L. Harward. The severance agreements will become effective on, and provide for continued employment or retention following, a "Change in Control" (as defined in the agreement) of HTE. Such agreements generally provide that upon (i) termination by HTE of the executive's employment for any reason other than death, mental or physical incapacity, illness or disability or "Cause" (as defined), (ii) termination by the executive for "Good Reason" (generally defined as the diminution of the executive's duties or other breach by HTE of the agreement) or (iii) termination by the executive during a 30-day period commencing one year after the Change in Control, he will receive, in addition to base salary, bonus and other compensation accrued through the date of termination, a lump sum cash payment equal to 2.5 times his then-existing base salary and incentive compensation provided however that, in the event of a Change in Control, such severance provision shall not apply to an executive who votes any shares in favor of any such Change in Control.

         Effective as of January 16, 1997, the Company entered into an employment agreement with L.A. Gornto, Jr. Pursuant to the agreement, Mr. Gornto has agreed to make himself available on a full-time basis to serve as the Company's Executive Vice President, Secretary and General Counsel. The agreement is for a term of one year and automatically renews for successive one-year periods. Either party may terminate this agreement upon 60 days prior notice to the other. The agreement provides for an annual salary of $75,000 for up to 16 hours per week of services and for additional independent contractor payments based on hourly rates for additional, primarily legal services. The Company anticipates that Mr. Gornto will devote substantially his full business time to the Company's affairs. The agreement also provides that Mr. Gornto shall be reimbursed for all reasonable expenses incurred by him in the performance of his duties. Mr. Gornto has waived participation in the Company's annual executive bonus compensation plan. However, Mr. Gornto is eligible to receive stock option grants pursuant to the Company's Executive Incentive Plan. The agreement contains confidentiality provisions and also prohibits Mr. Gornto from competing with the Company during the term of the agreement, and for one year thereafter.

         The Company has also entered into employment agreements with Daniel E. Catan, Vice President-Chief Marketing Officer, Charlotte B. Hill, Vice President-Research and Development, Ronald E. Goodrow, Vice
President-Operations and Susan D. Falotico, Vice President and Chief Financial Officer. The Company's agreements with Mr. Catan, Ms. Hill, Mr. Goodrow and Ms. Falotico provide for base salaries and incentive compensation payments based on performance and for Mr. Catan commissions on certain sales. Current base salaries are $150,000, $160,000, $150,000 and $130,000 respectively. Each of the agreements is for a term of one year, which automatically renew for successive one-year periods. Either party may terminate this agreement upon 60 days' prior notice to the other. The agreements also provide that, upon the termination of the executive's employment or death, the Company will pay to the executive's estate any unpaid base salary and any accrued but unpaid incentive compensation through the date of termination. In the event an executive is terminated without Cause (as defined), the Company will pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination, and in certain cases, additional payment of salary and benefits for up to six months after the date of termination. These agreements also provide that the executives may receive stock options pursuant to the Executive Incentive Plan. Each of the agreements contain confidentiality provisions and also prohibit the executives from competing with the Company during the term of the agreement, and for one year thereafter. Upon resignation, the Company shall pay to such executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

ANNUAL INCENTIVE COMPENSATION BONUSES

         The Company has an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions are made from a pool, the amount of which is established by the Company's Board of Directors. Individual distributions from the pool are determined by the Company's Compensation Committee and are generally based on a percentage of the participating officer's base salary.

1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

         The Executive Incentive Plan was established by the Company in January 1997. The purpose of the Executive Incentive Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

         The Executive Incentive Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 954,000 shares of Common Stock for grants under the Executive Incentive Plan. Incentive stock options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1986, as amended. Nonstatutory options to purchase 503,500 shares of Common Stock were granted on February 7, 1997 at an exercise price of $9.43 per share. Of the options issued, 116,600 were immediately vested and 386,900 vest over up to a five-year period. During the period of February 8, 1997 through December 31, 1997 an additional 27,000 options were granted under this plan, all vesting over a five-year period. 12,000 options were granted at an exercise price of $11.88 per share, 10,000 options at $14.63 per share and 5,000 options at $17.13 per share.

1997 EMPLOYEE STOCK PURCHASE PLAN

         The 1997 Employee Stock Purchase Plan was approved by the Board of Directors in July 1997 and is subject to ratification by the shareholders at this Annual Meeting. For a summary of the Employee Stock Purchase Plan, please refer to the discussion herein below. Also, a copy of the plan appears as EXHIBIT A to this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Bernard B. Markey and Peter R. Roberts, independent directors of the Company, served on the Company's Compensation Committee until November 1997. At that time, Peter R. Roberts resigned his position as a director and Raymond Ambrose was appointed. Mr. Ambrose also assumed Mr. Roberts' position on the Compensation Committee at that time.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee (the "Committee") of the Board of Directors consists of Bernard B. Markey and Raymond Ambrose, each of whom is a non-employee director of the Company. The Compensation Committee administers the Company's executive compensation program, monitors corporate performance and its relationship to compensation for executive officers, and makes appropriate recommendations concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

         The Committee has developed and implemented a compensation program that is designed to attract, motivate, reward and retain the broad based management talent required to achieve the Company's business objectives and increase stockholder value. There are two major components of the Company's compensation program: base salary, and incentives, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

         The Company's salary levels for executive officers are intended to be consistent with competitive pay practices of similar sized companies within the industry. In determining executive officers' salaries, the Compensation Committee considers level of responsibility, competitive trends, the financial performance and resources of the Company, general economic conditions, as well as factors relating to the particular individual, including overall job performance, level of experience and prior service, ability, and knowledge of the job. Base salaries were increased for certain executive officers in fiscal 1997 to maintain an externally competitive rate of pay.

INCENTIVES

         Incentives consist of stock options and cash bonus awards. The Committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potential for financial gain from increases in the Company's stock price. This approach closely aligns the best interests of shareholders and executives and employees. Therefore, executives and other employees are eligible to receive stock options, giving them the right to purchase shares of the Company's Common Stock at a specified price in the future. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability, as measured by the market value of the Company's Common Stock. The Company has an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions are made from a pool, the amount of which is established by the Company's Board of Directors. Individual distributions from the pool are determined by the Company's Compensation Committee and are generally based on a percentage of the participating officer's base salary.

                                                      THE COMPENSATION COMMITTEE
                                                              Bernard B. Markey
                                                              Raymond Ambrose

                             STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Company's Common Stock (Company Index) with the cumulative total return of the NASDAQ Stock Market (Market Index) and the NASDAQ Computer and Data Processing Stocks (Peer Index) for the period commencing June 11, 1997 (the date on which trading in the Company's Common Stock commenced) through December 31, 1997, assuming an investment of $100 and the reinvestment of any dividends. The base price for the Company's Stock is the initial public offering price of $11.00 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.


                                       6/11/97    6/30/97    9/30/97    12/31/97
                                       -------    -------    -------    --------
HTE, INC.                                100        101        142         195

NASDAQ (U.S. Companies)                  100        103        120         112

NASDAQ (Computer and Data Processing     100        102        111         105
  Services)


                    CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

         On November 1, 1996, the Company acquired all of the outstanding Common Stock of Bellamy, Ltd., a Canadian company by paying cash of $375,000, issuing notes totaling $300,000 and by issuing 63,600 shares of Class C Common Stock of the Company. The notes bore annual interest at 10% and were payable in annual installments totaling $60,000, $90,000 and $150,000 on November 1, 1997, 1998
and 1999, respectively. The Company repaid such notes with proceeds from the initial public offering. The payees are employees of HTE-Bellamy, Ltd. and are not executive officers.

         Mr. Gornto, the Company's Executive Vice President, General Counsel and Secretary, has performed certain legal services for the Company through his law firm, L.A. Gornto, Jr. PA, for which the Company paid approximately $204,000 during fiscal 1997, and from which office expenses, secretarial and certain other expenses incurred by Mr. Gornto in providing such services were paid.

         In June 1997, the Company completed an initial public offering of its Common Stock for a purchase price of $11.00 per share. Certain related parties sold an aggregate of 550,000 shares of Common Stock for total gross proceeds of $6,050,000, before deducting underwriting commissions of 7%. The selling shareholders and the number of shares sold were: Dennis J. Harward, Chairman, President and Chief Executive Officer, 110,000 shares; Jack L. Harward, Executive Vice President, Director, 110,000 shares; BancBoston Ventures, Inc., 220,000 shares; and Meridian Venture Partners, 110,000 shares. Bernard B. Markey, a Director of the Company, is a general partner of Meridian Venture Partners.


        II. PROPOSAL TO RATIFY THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

         The Company's Board of Directors has adopted and is submitting to the shareholders for approval, the 1997 Employee Stock Purchase Plan (the "Plan"). The Plan became effective September 1, 1997 and is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). 200,000 shares of the Company's Common Stock have been reserved for issuance over the term of the Plan, subject to periodic adjustment for changes in the outstanding Common Stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes. The material features of the Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the Plan, which is attached hereto as EXHIBIT A.

         The purpose of the Plan is to encourage stock ownership in the Company by employees of the Company and those subsidiaries of the Company designated by the Company's Board of Directors as eligible to participate, thereby enhancing employee interest in the continued success and progress of the Company.

GENERAL TERMS AND CONDITIONS

         The Plan is currently administered by the Board of Directors; however, under the Plan's terms, the Board may appoint a Committee to administer the Plan. The Plan gives broad powers to the Board or the Committee to administer and interpret the Plan.

         The Plan permits employees to purchase stock of the Company at a favorable price and possibly with favorable tax consequences to the participants. All employees (including officers, other than Dennis J. Harward and Jack L. Harward) of the Company or of those subsidiaries designated by the Board who are regularly scheduled to work at least 20 hours per week and more than five months per year are eligible to participate in any of the purchase periods of the Plan after completing 90 days of continuous employment. However, any participant who would own (as determined under the Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of the Company will not be granted an option under the Plan. As of the Record Date, the Company had approximately 450 eligible participants.

         Under the Plan, eligible employees may elect to participate in the Plan on January 1 or July 1 of each year (except in 1997, when the election date was September 1, 1997). On the date he becomes a participant, subject to certain limitations determined in accordance with calculations set forth in the Plan, an eligible employee is granted a right to purchase shares of Common Stock (up to a maximum of 500 shares) on the last business day on or before each June 30 and December 31 during which he is a participant. Upon enrollment in the Plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 25% of the participant's compensation on each payroll date. Unless the participant withdraws from the Plan, the participant's option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to such option shall be purchased for the participant at the applicable exercise price with the accumulated Plan contributions then credited to the participant's account under the Plan. The option exercise price per share may not be less than 85% of the lower of the market price on the first day of the offering period or the market price on the exercise date, unless the participant's entry date is not the first day of the offering period, in which case the exercise price may not be lower than 85% of the market price of the Common Stock on the entry date.

         As required by tax law, no participant may receive an option under the Plan for shares which have a fair market value in excess of $25,000 for any calendar year, determined at the time such option is granted. Any funds not used to purchase shares will remain credited to the participant's bookkeeping account and applied to the purchase of shares of Common Stock in the next succeeding purchase period. No interest is paid by the Company on funds withheld, and such funds are used by the Company for general operating purposes.

         No plan contributions or options granted under the Plan are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the Plan. During the lifetime of a participant, an option is exercisable only by such participant. The expiration date of the Plan will be determined by the Board and may be made any time following the close of any six-month exercise period, but may not be longer than ten years from the date of the grant. Under circumstances of dissolution or liquidation, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of merger or a sale of all or substantially all of the Company's assets, each option under the Plan shall be assumed or an equivalent option substituted by the successor corporation, unless the Board, in its sole discretion, accelerates the date on which the options may be exercised. No option may be granted under the Plan after September 1, 2007. The unexercised portion of any option granted to an employee under the Plan shall be automatically terminated immediately upon the termination of the employee's employment for any reason, including retirement or death.

         The Plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

         The Board or the Committee may amend, suspend or terminate the Plan at any time, provided that such amendment may not change any option which adversely affects the rights of the holder of the option and the Plan may not be amended if such amendment would in any way cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, or would cause the Plan to fail to comply with Rule 16b-3 of the Exchange Act of 1934, as amended.

         As of December 31, 1997, 20,060 shares of Common Stock had been purchased under the Plan. The Company's shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the Plan. If any option granted under the Plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the Plan.

FEDERAL INCOME TAX EFFECTS

         Options granted under the Plan are intended to qualify for favorable tax treatment to the employees under Sections 421 and 423 of the Code. Employee contributions are made on an after-tax basis. A capital gain or capital loss on Common Stock purchased under the Plan would not be realized until the participant would sell the shares of Common Stock. If a participant disposes of shares two years or more after the date of the beginning of the purchase period when the shares were acquired, and more than one year after the shares are purchased, the participant would recognize as ordinary income the lesser of: (i) the excess of the fair market value of the shares on the date of sale over the price paid or (ii) the discount (currently 15%) of the fair market value of the shares at the beginning of the purchase period(s). Additionally, the participant would recognize a long-term capital gain or loss (within the meaning of the Code) equal to the difference between the amount realized from the sale of the shares and the basis (the basis would be the purchase price plus any amount taxed as ordinary compensation income). If a participant disposes of shares within two years of the date of the beginning of the purchase period when the shares were acquired, or within one year after the shares are purchased, the participant would recognize ordinary compensation income equal to the excess of the fair market value of the shares on the purchase date(s) over the price paid for the shares. Additionally, the participant would recognize a capital gain or loss (within the meaning of the Code) equal to the difference between the amount realized from the sale of the shares and the basis (the basis would be the purchase price plus the amount taxed as ordinary compensation income). If the participant held the shares for more than one year, the capital gain or loss would be a long-term gain or loss. The Company would not receive an income tax deduction upon either the grant or exercise of the option by the participant, but generally would receive a deduction equal to the ordinary compensation income required to be recognized by the participant as a result of the disposition of the shares if the shares are disposed of by the participant within two years of the date of the beginning of the purchase period when the shares were acquired, or within one year after the shares are purchased.

         IMPORTANCE OF CONSULTING TAX ADVISOR. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any participant in the Plan may depend on his or her particular situation, each participant should consult his or her tax adviser as to the Federal, state, local and other tax consequences of the acquisition or disposition of Common Stock under the Plan.

SHARES PURCHASED UNDER THE 1997 EMPLOYEE STOCK PURCHASE PLAN

         The following table sets forth certain information as of December 31, 1997 regarding shares purchased under the Plan by the persons and groups indicated.


                                                                    AGGREGATE PURCHASE               AGGREGATE DOLLAR
      NAME AND POSITION               AGGREGATE NUMBER                 PRICE PAID TO                VALUES AT PURCHASE
          OR GROUP                   OF SHARES PURCHASED                 THE COMPANY                     DATES (1)
     ------------------             ----------------------------------------------------------------------------------
Dennis J. Harward, Chairman,                 0                               0                              0
  President, and CEO

Jack L. Harward,                             0                               0                              0
  Executive Vice President

Daniel E. Catan,  Vice President
- Chief Marketing Officer                  114                          $1,502                           $864

Ronald E. Goodrow,
  Vice President - Operations                0                               0                              0

Susan D. Falotico,
  Vice President - CFO                     135                          $1,779                         $1,022

All current directors who are not
executive officers as a group (2 persons)    0                               0                              0

All current executive officers as
a group (7 persons)                        749                          $9,868                         $ 5,674

All employees as a group, other
than executive officers (214 persons)   19,311                        $254,594                        $146,379


(1) Aggregate Dollar Values at Purchase Dates represents the aggregate market value of the shares acquired on the Purchase Dates in 1997, less the aggregate purchase price paid for such shares under the Plan. As the Plan was not adopted until July 1997, the only Purchase Date during 1997 occurred on December 31, 1997.

         The Committee believes that shares granted under the Plan have been and will be awarded to all employees presently meeting the existing eligibility requirements, except no one plan participant may be granted an aggregate number of shares with a fair market value exceeding $25,000 in any calendar year as determined at the beginning of each purchase period as defined under the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RATIFY THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's independent public accountants for year ended December 31, 1997 were and for 1998 will be the firm of Arthur Andersen LLP. It is expected that representatives of such firm will attend the Annual Meeting, have an opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

                                 OTHER BUSINESS

         The Board of Directors is not aware of any matters to be presented at the meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Shareholder proposals for inclusion in the Company's Proxy statement and form of proxy relating to the Company's 1999 Annual Meeting of Shareholders must be received by the Company by December 14, 1998. Shareholder proposals should be addressed to L.A. Gornto, Jr., Executive Vice President, Secretary & General Counsel, H.T.E. Inc., 1000 Business Center Drive, Lake Mary, Florida 32746.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE TO THE RECIPIENTS OF THIS PROXY STATEMENT, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K RELATED TO THE YEAR ENDED DECEMBER 31, 1997. Written requests for the Company's Form 10-K should be addressed to: H.T.E., Inc., Investor Relations Department, 1000 Business Center Drive, Lake Mary, Florida 32746.

         Kindly date, sign and return the enclosed proxy card.

                                           By Order of the Board of Directors,

                                           L.A. GORNTO, JR.
                                           Executive Vice President, Secretary &
                                           General Counsel

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                    EXHIBIT A

                                  H.T.E., INC.

                        1997 EMPLOYEE STOCK PURCHASE PLAN

                                  H.T.E., INC.

                        1997 EMPLOYEE STOCK PURCHASE PLAN

1.       Purpose..............................................................1
2.       Definitions..........................................................1
3.       Eligibility..........................................................2
4.       Offering Periods.....................................................3
5.       Election to Participate..............................................3
6.       Participant Contributions............................................3
7.       Grant of Option......................................................4
8.       Exercise Price.......................................................5
9.       Exercise of Options..................................................5
10.      Delivery.............................................................5
11.      Withdrawal; Termination of Employment................................5
12.      Stock................................................................5
13.      Administration.......................................................6
14.      Designation of Beneficiary...........................................6
15.      Transferability......................................................7
16.      Participant Accounts.................................................7
17.      Adjustments Upon Changes in Capitalization; Corporate Transactions...7
18.      Amendment of Plan....................................................8
19.      Termination of the Plan..............................................8
20.      Notices..............................................................8
21.      Effective Date.......................................................8
22.      Conditions Upon Issuance of Shares...................................8
23.      Expenses of the Plan.................................................8
24.      No Employment Rights.................................................9
25.      Applicable Law.......................................................9
26.      Additional Restrictions of Rule 16b-3................................9

                                  H.T.E., INC.

                        1997 EMPLOYEE STOCK PURCHASE PLAN

         1. PURPOSE. The purpose of the Plan is to provide incentive for present and future employees of the Company and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company's intention that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

         2.       DEFINITIONS.

                  (a) "APPLICABLE PERCENTAGE" means the percentage specified in
Section 8, subject to adjustment by the Committee as provided in Section 8.

                  (b) "BOARD" means the Board of Directors of the Company.

                  (c) "CODE" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

                  (d) "COMMITTEE" means the committee appointed by the Board to administer the Plan as described in Section 13 of the Plan or, if no such Committee is appointed, the Board.

                  (e) "COMMON STOCK" means the Company's Common Stock, par value $.01 per share.

                  (f) "COMPANY" means H.T.E., INC., a Florida corporation.

                  (g) "COMPENSATION" means, with respect to each Participant for each pay period, the full base salary, overtime and other wages paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, "Compensation" does not include: (i) commissions or bonuses; (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan; (iii) any automobile or relocation allowances (or reimbursement for any such expenses); (iv) any amounts paid as a starting bonus or finder's fee; (v) any amounts realized from the exercise of any stock options or incentive awards; (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or; (vii) other similar forms of extraordinary compensation.

                  (h) "CONTINUOUS STATUS AS AN EMPLOYEE" means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

                  (i) "DESIGNATED SUBSIDIARIES" means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

                  (j) "EMPLOYEE" means any person, including an Officer, whose customary employment with the Company or one of its Designated Subsidiaries is at least twenty (20) hours per week and more than five (5) months in any calendar year.

                  (k) "ENTRY DATE" means the first day of each Exercise Period.

                  (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  (m) "EXERCISE DATE" means the last business day ending on or before December 31, 1997, and the last business day ending on or before each June 30 and December 31 thereafter.

                  (n) "EXERCISE PERIOD" means, for any Offering Period, each period commencing on the Offering Date and on the day after each Exercise Date, and terminating on the immediately following Exercise Date.

                  (o) "EXERCISE PRICE" means the price per share of Common Stock offered in a given Offering Period determined as provided in Section 8.

                  (p) "FAIR MARKET VALUE" means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(b).

                  (q) "FIRST OFFERING DATE" means September 1, 1997.

                  (r) "OFFERING DATE" means the first business day of each Offering Period; provided, that in the case of an individual who becomes eligible to become a Participant under Section 3 after the first business day of an Offering Period, the term "Offering Date" shall mean the first business day of the Exercise Period coinciding with or next succeeding the day on which that individual becomes eligible to become a Participant. Options granted after the first day of an Offering Period will be subject to the same terms as the options granted on the first business day of such Offering Period except that they will have a different grant date (thus, potentially, a different exercise price) and, because they expire at the same time as the options granted on the first business day of such Offering Period, a shorter term.

                  (s) "OFFERING PERIOD" means (i) with respect to the first Offering Period, the period beginning on the First Offering Date and ending on December 31, 1997, and (ii) with respect to each Offering Period thereafter, and subject to adjustment as provided in Section 4, the period beginning on the first business day in January and ending on the last business day in June, and the period beginning on the first business day in July and ending on the last business day of December.

                  (t) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

                  (u) "PARTICIPANT" means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5 of the Plan.

                  (v) "PLAN" shall mean this 1997 Employee Stock Purchase Plan.

                  (w) "PLAN CONTRIBUTIONS" means, with respect to each Participant, the payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in
Section 6 of the Plan and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

                  (x) "SUBSIDIARY" shall mean any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

         3.       ELIGIBILITY.

                  (a) Any Employee shall be eligible to become a Participant as of any Entry Date coinciding with or following the date on which he becomes an Employee, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

                  (b) Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Participant's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code to accrue at a rate which exceeds $25,000 of fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         4. OFFERING PERIODS. The Plan shall be implemented by a series of consecutive Offering Periods. The first Offering Period shall commence on the First Offering Date, the second Offering Period shall commence on the first business day in 1998, and succeeding Offering Periods shall commence on the first business day of January and the first business day of July in each succeeding calendar year (or at such other time or times as may be determined by the Committee). The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

         5. ELECTION TO PARTICIPATE.

                  (a) An eligible Employee may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering. The enrollment agreement shall set forth the percentage of the Participant's Compensation that is to be withheld by payroll deduction pursuant to the Plan.

                  (b) Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for a Participant shall commence on the first payroll following the Entry Date on which the Participant elects to participate in accordance with Section 5(a) and shall end on the last payroll in the Offering Period, unless sooner terminated by the Participant as provided in Section 11.

                  (c) Unless a Participant elects otherwise prior to the last Exercise Date of an Offering Period, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period (and, for purposes of such Offering Period such Participant's "Entry Date" shall be deemed to be the first day of such Offering Period) and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the commencement of such succeeding Offering Period.

         6. PARTICIPANT CONTRIBUTIONS.

                  (a) Except as otherwise authorized by the Committee pursuant to Section 6(d) below, all Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 25% of the Participant's Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant (or subsequent Offering Periods as provided in Section 5(c)). The amount of payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Compensation.

                  (b) A Participant may discontinue his or her participation in the Plan as provided in Section 11, or may decrease or increase the rate or amount of his or her payroll deductions during such Offering Period (within the limitations of Section 6(a) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; PROVIDED, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Exercise Period. The change in rate or amount shall be effective with the first full payroll period following ten (10) business days after the Company's receipt of the new enrollment agreement.

                  (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be decreased to 0% at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant's enrollment agreement at the beginning of the following Exercise Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.

                  (d) Notwithstanding anything to the contrary in the foregoing, but subject to the limitations set forth in Section 3(b), the Committee may permit Participants to make additional contributions to the Plan subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be held in Participants' accounts and applied to the purchase of shares of Common Stock pursuant to options granted under this Plan in the same manner as payroll deductions contributed to the Plan as provided above.

                  (e) All Plan Contributions made for a Participant shall be deposited in the Company's general corporate account and shall be credited the Participant's account under the Plan. No interest shall accrue or be credited with respect to a Participant's Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

         7. GRANT OF OPTION.

                  (a) On a Participant's Entry Date, subject to the limitations set forth in Sections 3(b) and 12(a), the Participant shall be granted an option to purchase on each subsequent Exercise Date during the Offering Period in which such Entry Date occurs (at the Exercise Price determined as provided in Section 8 below) a number of shares of Common Stock determined by dividing such Participant's Plan Contributions accumulated prior to such Exercise Date and retained in the Participant's account as of such Exercise Date by the lower of
(i) the Applicable Percentage of the greater of (A) the Fair Market Value of a share of Common Stock on the Offering Date or (B) the Fair Market Value of a share of Common Stock on the Entry Date on which the Employee elects to become a Participant within the Offering Period, or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on such Exercise Date; PROVIDED, that the maximum number of shares an Employee may purchase during any Exercise Period shall be Five Hundred (500) shares. The Fair Market Value of a share of Common Stock shall be determined as provided in Section 7(b).

                  (b) The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee in its discretion; PROVIDED, that if there is a public market for the Common Stock, the Fair Market Value per share shall be either (i) the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market System, (ii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by Nasdaq,
(iii) in the event the Common Stock is listed on a stock exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal, or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of the Common Stock as determined by the Committee using any reasonable means. For purposes of the First Offering Date, the

Fair Market Value of a share of Common Stock shall be the Price to Public as set forth in the final prospectus filed by the Company with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended.

         8. EXERCISE PRICE. The Exercise Price per share of Common Stock offered to each Participant in a given Offering Period shall be the lower of: (i) the Applicable Percentage of the greater of (A) the Fair Market Value of a share of Common Stock on the Offering Date or (B) the Fair Market Value of a share of Common Stock on the Entry Date on which the Employee elects to become a Participant within the Offering Period or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date. The Applicable Percentage with respect to each Offering Period shall be 85%, unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Offering Period must be established not less than fifteen
(15) days prior to the Offering Date thereof.

         9. EXERCISE OF OPTIONS. Unless the Participant withdraws from the Plan as provided in Section 11, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to such option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited the Participant's account under the Plan. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by the Participant.

         10. DELIVERY. As promptly as practicable after each Exercise Date, the Company shall arrange for the delivery to each Participant (or the Participant's beneficiary), as appropriate, or to a custodial account for the benefit of each Participant (or the Participant's beneficiary) as appropriate, of a certificate representing the shares purchased upon exercise of such Participant's option. Any amount remaining to the credit of a Participant's account after the purchase of shares by such Participant on an Exercise Date, or which is insufficient to purchase a full share of Common Stock, shall be carried over to the next Exercise Period if the Participant continues to participate in the Plan or, if the Participant does not continue to participate, shall be returned to the Participant.

         11. WITHDRAWAL; TERMINATION OF EMPLOYMENT.

                  (a) A Participant may withdraw from the Plan at any time by giving written notice to the Company. All of the Plan Contributions credited to the Participant's account and not yet invested in Common Stock will be paid to the Participant as soon as administratively practicable after receipt of the Participant's notice of withdrawal, the Participant's option to purchase shares pursuant to the Plan automatically will be terminated, and no further payroll deductions for the purchase of shares will be made for the Participant's account. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a "Former Participant") unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5(a).

                  (b) Upon termination of the Participant's Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant's account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant's beneficiary as determined pursuant to Section 14, and the Participant's option to purchase shares under the Plan will automatically terminate.

                  (c) A Participant's withdrawal from an Offering Period will not have any effect upon the Participant's eligibility to participate in succeeding Offering Periods or in any similar plan which may hereafter be adopted by the Company.

         12. STOCK.

                  (a) The maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be Two Hundred Thousand (200,000) shares, subject to adjustment as provided in Section 17. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

                  (b) A Participant will have no interest or voting right in shares covered by his option until such option has been exercised.

                  (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

         13. ADMINISTRATION.

                  (a) The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons.

                  (b) Notwithstanding the provisions of Subsection (a) of this
Section 13, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not "disinterested" as that term is used in Rule 16b-3.

         14.      DESIGNATION OF BENEFICIARY

                  (a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of the Participant's death subsequent to an Exercise Date on which the Participant's option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of the Participant's death prior to the exercise of the option.

                  (b) A Participant's beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         15. TRANSFERABILITY. Neither Plan Contributions credited to a Participant's account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 14). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11.

         16. PARTICIPANT ACCOUNTS. Individual accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions and options issued and shares purchased under the Plan. Statements of account will be given to Participants semi-annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

         17. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

                  (a) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

                  (b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the Company's assets, or the merger of the Company with or into another corporation (each, a "Sale Transaction"), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant's option has been changed to the New Exercise Date and that such Participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11. For purposes of this Section 17(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); PROVIDED, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Sale Transaction.

                  (c) In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 17, and the Committee's actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 17.

         18. AMENDMENT OF THE PLAN. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; PROVIDED, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation), the Company shall obtain shareholder approval of any such amendment.

         19. TERMINATION OF THE PLAN.

         The Plan and all rights of Employees hereunder shall terminate on the earliest of:

                  (a) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

                  (b) such date as is determined by the Board in its discretion; or

                  (c) the last Exercise Date immediately preceding the tenth
(10th) anniversary of the Plan's effective date.

         In the event that the Plan terminates under circumstances described in
Section 19(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a PRO RATA basis.

         20. NOTICES. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         21. EFFECTIVE DATE. Subject to adoption of the Plan by the Board, the Plan shall become effective on the First Exercise Date. The Board shall submit the Plan to the shareholders of the Company for approval within twelve months after the date the Plan is adopted by the Board. If such shareholder approval is not obtained, the Plan and all rights of Participants under the Plan shall be null and void and shall have no effect.

         22. CONDITIONS UPON ISSUANCE OF SHARES.

                  (a) The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

                  (b) The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

         23. EXPENSES OF THE PLAN. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

         24. NO EMPLOYMENT RIGHTS. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

         25. APPLICABLE LAW. The laws of the State of Florida shall govern all matter relating to this Plan except to the extent (if any) superseded by the laws of the United States.


         26. ADDITIONAL RESTRICTIONS OF RULE 16B-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to
Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                                   H.T.E., INC
                  PROXY FOR 1988 ANNUAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis J. Harward and Jack L. Harward, or either of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of H.T.E., INC., to be held on Wednesday, May 13, 1998, at 11:00 a.m. at the Renaissance Orlando Resort located at 6677 Sea Harbor Drive, Orlando, Florida, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters:

1. ELECTION OF Jack L. Harward and Raymond Ambrose as directors to serve until the Annual Meeting of Shareholders in 2001 or until their successors are duly elected and qualified;

         [ ] FOR all nominees listed above (except as marked to the contrary below)

         [ ] WITHHOLD AUTHORITY to vote
             (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below

2.       PROPOSAL TO RATIFY THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN;

                      [_]  FOR         [_]  AGAINST        [_]  ABSTAIN

3.       OTHER BUSINESS:   The proxies are authorized to vote in their
                           discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

                               (SEE REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

         THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

         The undersigned hereby acknowledges receipt of (i) the Company's 1997 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting of Shareholders to be held on May 13, 1998.

Date: ____________, 1998


                                    ____________________________________________

                                    ____________________________________________
                                    Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed in full corporate or partnership name by a duly authorized officer or partner, as applicable.


SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

                                       24